Exhibit 10.7

SECURED PROMISSORY NOTE

$4,800,000.00	Date of Issuance February 12, 2020

FOR VALUE RECEIVED, the undersigned, TA Outfitters, LLC, an Ohio limited liability company (“Maker”), promises to pay to the order of Craig Jalbert, Trustee of the DAI Holding, LLC Liquidating Trust (“Payee”) (Payee and any subsequent holder(s) hereof are hereinafter referred to collectively as “Holder”), at the office of Payee at Verdolino & Lowey, P.C., 124 Washington St, Foxborough, MA 02035, or at such other place as a Holder may designate to Maker in writing from time to time, the principal sum of up to Four Million Eight Hundred Thousand Dollars ($4,800,000.00) and no interest, as specified below.

Maker shall pay Holder the following principal payments as follows: (a) payments equal to eight percent (8.0%) of Net Revenue (as defined below) for the immediately preceding calendar shall be due on April 15, 2020 and fifteen days after the end of each calendar quarter thereafter through January 15, 2022; (b) payments equal to six percent (6.0%) of Net Revenue for the immediately preceding calendar shall be due on April 15, 2022 and fifteen days after the end of each calendar quarter thereafter through January 15, 2024; and (c) payments equal to five percent (5.0%) of Net Revenue for the immediately preceding calendar shall be due on April 15, 2024 and fifteen days after the end of each calendar quarter thereafter; provided, however, that once the aggregate principal payments made hereunder total Four Million Eight Hundred Thousand Dollars ($4,800,000.00), no additional principal payments shall be due and this Note shall be terminated. For purposes of this Note, “Net Revenue” shall mean all amounts of consideration collected by the Maker, any successor in interest to the Maker or its respective affiliates, less refunds, credits, returns, shipping, distributor and sales fees and sales taxes, if any, associated therewith.

The Maker will have the privilege to prepay the principal amount of this Note in full or in part subject to no prepayment premium on the amount prepaid.

The indebtedness and other obligations evidenced by this Note are further evidenced and/or secured by that certain Security Agreement dated as of the date hereof between Maker and Payee. Capitalized terms not defined herein shall have the meanings ascribed in the Security Agreement.

Time is of the essence with this Note. It is expressly agreed that if any payment due pursuant to this Note is not paid within ten (10) days after written notice of such non-payment, the amount of the missed payment shall accrue interest at a rate of twelve percent (12%) per annum (the “Maximum Rate”). It is expressly agreed that the Maker shall have the right to cure any nonpayment of principal or interest hereunder within the ten (10) days after written notice of non-payment from the Holder.

In the event this Note is placed in the hands of an attorney for collection or for enforcement or protection of the Collateral, or if Holder incurs any costs incident to the collection of the indebtedness evidenced hereby or the enforcement or protection of the Collateral, Maker and any endorsers hereof agree to pay to Holder an amount equal to all such costs reasonably and actually incurred, including without limitation all reasonable attorneys’ fees and all court costs.

No extension of the time for payment of the indebtedness evidenced hereby or any installment due hereunder, made by agreement with any person now or hereafter liable for payment of the indebtedness evidenced hereby, will operate to release, discharge, modify, change or affect the original liability of Maker hereunder or that of any other person now or hereafter liable for payment of the indebtedness evidenced hereby, either in whole or in part, unless Holder agrees otherwise in writing. This Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, chance, modification or discharge is sought.

The Maker hereby (a) waives presentment, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forbearances which may be granted by the Holder to any party now or hereafter liable hereunder or for the indebtedness evidenced hereby; and (c) agree, upon an Event of Default (as hereafter defined), to pay all costs and expenses, including without limitation, reasonable attorneys’ fees and costs incurred by the Holder in connection with the collection of any sum due hereunder, whether or not suit is instituted.

If an Event of Default shall occur, all unpaid principal payments then due hereunder, including the interest accrued thereon, late charges and all other sums then owing hereunder may be declared due and payable by the Holder at its option. Each of the following shall, without limitation, constitute an Event of Default hereunder:

1. Failure to pay any payment required under this Note within ten (10) days after Holder has delivered written notification of such default to the Maker;

2. Maker admits in writing its inability to pay its debts generally as they become due, consents to the appointment of a receiver for substantially all of its property, or makes an assignment for the benefit of creditors;

3. The filing of a petition under any provision of the United States Bankruptcy Code by or with respect to the Maker, provided that in the case of an involuntary petition, an Event of Default shall not occur unless such involuntary petition is not dismissed within thirty (30) days of filing; or

4. The sale or transfer of all or substantially all of the assets of Maker.

This Note shall be binding upon the Maker and upon its successors, assigns and representatives, and shall inure to the benefit of the Holder and its successors, endorsees, assigns and representatives. Holder shall have the right to assign the Note to any third party or parties and no consent on the part of the Maker shall be required for such assignment, provided however, that Holder shall provide written notice of any such assignment to Maker.

The Maker shall have the right to offset up to $500,000.00 (in the aggregate) of future principal payments due under this Note to cover the cost (the “Offset Amount”) of any and all claims asserted against Maker which seek to impose liability on Maker based on (i) any alleged liens, claims, encumbrances or interests in the Purchased Assets (as defined in that certain Asset Purchase Agreement dated as of the date hereof between the Maker and the Holder) existing as of the date hereof, (ii) for any actions of DAI Holding, LLC (“DAI”) or (iii) any obligations incurred by DAI which occurred or arose prior to the date hereof, including, but not limited to, breach of contract, tort, environmental liability, labor and employment, and/or fraudulent transfer claims (the “Litigation Claims”). The Offset Amount shall be equal to the reasonable costs associated with the Litigation Claims, including but not limited to attorneys’ fees and costs, settlements, and judgments arising from the Litigation Claims (each such offset an “Offset Claim”).

Prior to offsetting any amounts due under the Note, the Maker shall deliver notice of the Offset Claim and submit invoices and/or other supporting documentation to substantiate the Offset Amount and the Litigation Claim to the Holder and to The Hongkong Shanghai Banking Corporation Limited (“HSBC-HK”) (which shall be named as a notice party herein). The Holder and HSBC-HK shall have five (5) business days to object to the Offset Claim. In the event of an objection, Maker and the party lodging such objection shall work together to resolve the objection informally. In the event the parties cannot resolve such objection, the objection shall be resolved by a neutral third party. If there is no response or objection from the Holder or HSBC-HK after five (5) business days, the Offset Claim shall be deemed approved. The Maker shall have no other right to setoff except as expressly set forth herein.

All agreements herein made are expressly limited so that in no event whatsoever will the amount paid or agreed to be paid to Holder for the use of the money advanced or to be advanced hereunder exceed the Maximum Rate. If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby will involve the payment of interest in excess of the Maximum Rate, then, ipso facto, the obligation to pay interest hereunder will be reduced to the Maximum Rate; and if from any circumstance whatsoever, Holder will ever receive interest, the amount of which would exceed the least collectible at the Maximum Rate, such amount as would be excessive interest will be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision will control every other provision in any and all other agreements and instruments existing or hereafter arising between Maker and Holder with respect to the payment of interest on the indebtedness evidenced hereby.

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Note shall be in writing and shall be deemed to have been given (i) when delivered by hand or sent by telecopy (with hard copy to follow); (ii) one day after being sent by reputable overnight express courier (charges prepaid), or (iii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing, notices, demands and communications to the Holder, HSBC-HK and the Maker shall be sent to the addresses indicated below:

Notices to Maker:	TA Outfitters, LLC
5345 Creek Road
Blue Ash, OH 45242
Attention: Arnold Cohen

with a copy to (which shall not constitute notice to the Buyer):
O’Keefe Law, P.A.
1111 Brickell Avenue
Suite 1300
Miami, FL 33131
Attention: Douglas L. O’Keefe, Esq.

Notices to Holder:	Craig Jalbert
Verdolino & Lowey, P.C.
124 Washington Street
Foxborough, MA 02035

With a copy to:	Sheehan Phinney Bass & Green PA
1000 Elm Street, 17th Floor
Manchester, NH 03110
Attention: Christopher M. Candon, Esq.
ccandon@sheehan.com

Notices to HSBC-HK:	c/o Alan J. Brody
Greenberg Traurig, LLP
500 Campus Drive, Suite 400
Florham Park, NJ 07932-0677
973-443-3543
BrodyA@gtlaw.com

Notwithstanding the place of making of this Note, this Note will be construed and enforceable in accordance with the laws of the Commonwealth of Massachusetts, without regards to its principles of the conflicts of law or the choice of law, except to the extent that federal law may be applicable to the determination of the Maximum Rate.

As used herein, the terms “Maker” and “Holder” will be deemed to include their respective successors, legal representatives and assigns, whether by voluntary action of the parties or by operation of law.

IN WITNESS WHEREOF, the Maker has caused this Note to be duly executed as a sealed instrument as of the date first set forth above.

TA Outfitters, LLC

By:	/s/ Arnold Cohen
Name:	Arnold Cohen
Title:	Manager